SIXTH AMENDMENT TO
                    AMENDED AND RESTATED CREDIT AGREEMENT

      THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Sixth Amendment") dated as of November 17, 1997, is to that Amended and Restated Credit Agreement dated as of October 30, 1995 (as amended by that First Amendment to Amended and Restated Credit Agreement dated as of December 8, 1995, as further amended by that Second Amendment to Amended and Restated Credit Agreement dated as of November 14, 1996, as further amended by that Third Amendment to Amended and Restated Credit Agreement dated as of November 21, 1996, as further amended by that Fourth Amendment to Amended and Restated Credit Agreement dated as of December 30, 1996, as further amended by that Fifth Amendment to Amended and Restated Credit Agreement dated as of February 5, 1997, and as amended and modified hereby and as further amended and modified from time to time hereafter, the "Credit Agreement"; terms used but not otherwise defined herein shall have the meanings assigned in the Credit Agreement), by and among NIMBUS CD INTERNATIONAL, INC., as Parent and Guarantor, NIMBUS MANUFACTURING INC., as U.S. Borrower, NIMBUS MANUFACTURING (UK) LIMITED, as U.K. Borrower, the Lenders party thereto and NATIONSBANK, N.A., as Agent (the "Agent").

                             W I T N E S S E T H

      WHEREAS, the Lenders have, pursuant to the terms of the Credit Agreement, made available to the Borrowers a $50,000,000 credit facility;

      WHEREAS, the Borrowers wish to amend the Credit Agreement to modify certain provisions contained therein;

      WHEREAS, the Requisite Lenders have agreed to the requested amendment on the terms and conditions hereinafter set forth.

      NOW,  THEREFORE,  IN  CONSIDERATION  of the  premises  and other  good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties hereto agree as follows:

      A.    The Credit Agreement is amended in the following respect:

            1. The definition of "Agent's Funding and Payment Office" in Section
      1.1 of the Credit Agreement is hereby amended and modified to read as follows:

                  "Agent's  Funding  and Payment  Office"  means (i) at any time when there is more than one Lender providing Loans to the Borrowers, the office of Agent located at Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255, for the attention of Agency Services (or, if NationsBank shall no longer be Agent, such offices of the successor Agent as specified by such successor Agent in a written notice to the Loan Parties and Lenders) or (ii) at any time when there is only one Lender providing Loans to the Borrowers, (A) with regard to Dollar Loans, the office of Agent, located at 300 East Main Street, VA2-965-03-03, Charlottesville, Virginia 22902 and (B) with regard to Sterling Loans, the office of the Agent located at 35 New Broad Street, New Broad Street House, London, England EC2-M1NH.

            2. The definition of "Business Day" in Section 1.1 of the Credit Agreement is hereby amended and modified to read as follows:

                  "Business  Day"  means  (i) for  all  purposes  other  than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Virginia or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings, issuances and payments in connection with the Adjusted Eurodollar Rate, the Adjusted Domestic Sterling Rate, the Floating Eurodollar Rate, the Sterling Base Rate, any Loans made with reference to such rates or any Revolving Credit Guarantees, any day that is a Business Day described in clause (i) above and that is also (a) a day for trading by and between banks in Dollar or Sterling, as the case may be, deposits in the London interbank market and (b) a day on which banking institutions are open for business in London.

            3. The definition of "Consolidated  Capital Expenditures" in Section
      1.1 of the Credit Agreement is hereby amended and modified to read as follows:

                  "Consolidated Capital Expenditures" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period then in conformity with GAAP, which are included in "purchases of property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Company and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property (except inventory in the ordinary course of business) or fixed assets of any Person, or stock or other evidence of beneficial ownership of any Person that, as a result of the acquisition of such stock or other evidence, becomes a Subsidiary of Company; provided, however, that Investments with respect to share capital contributions to EuroNimbus S.A. permitted pursuant to Section 7.3 shall be included in the determination of Consolidated Capital Expenditures hereunder.

            4. The definition of "Floating  Eurodollar Rate" is added in Section
      1.1 of the Credit Agreement to read as follows:

                  "Floating  Eurodollar  Rate"  means,  for any day,  the  "Wall
            Street Journal LIBOR Rate." The Wall Street Journal LIBOR Rate is a daily fluctuating rate of interest equal to the one month London Interbank Offered Rate as published in the "Money Rates" section of the Wall Street Journal for the immediately preceding Business Day as adjusted from time to time in Agent's sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. Interest will accrue on any non-Business Day at the rate in effect on the immediately preceding Business Day.

            5. The  definition of "Floating  Eurodollar  Rate Loans" is added to
      Section 1.1 of the Credit Agreement to read as follows:

                  "Floating  Eurodollar  Rate  Loans"  means  Loans made to U.S.
            Borrower bearing interest at rates determined by reference to the Floating Eurodollar Rate.

            6. The definition of "Interest Payment Date" in Section 1.1 of the Credit Agreement is amended and modified to read as follows:

                  "Interest  Payment  Date"  means (i) with  respect to any Base
            Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 1995, (ii) with respect to Eurodollar Rate Loans or Domestic Sterling Rate Loans, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include the date that is three months after the commencement of such interest Period and (iii) with respect to Floating Eurodollar Rate Loans, the last day of each calendar month.

            7. The definition of "Subsidiary" in Section 1.1 of the Credit Agreement is amended and modified to read as follows:

                  "Subsidiary"   means,   with   respect  to  any  Person,   any
            corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interest entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, however, that for purposes hereof, EuroNimbus S.A. shall not be deemed to be a Subsidiary of Company or any of its Subsidiaries.

            8. The definition of "Adjusted  Domestic  Sterling Rate" is added to
      Section 1.1 of the Credit Agreement to read as follows:

                  "Adjusted Domestic Sterling Rate" means, for any Interest Rate
            Determination Date, the rate at which Sterling denominated deposits in an amount comparable to the amount of the relevant Loan and for a period equal to the relevant Interest Period is offered to the Lender in the London interbank market at or about 11:00 a.m. (London time) on the Interest Rate Determination Date, adjusted for the following formula:

                               AB+C(B-D)+E(B-F)
                                  100-(A+E)
      Where:

            A = The percentage of Agent's eligible liabilities for the time being required to be held on an interest free deposit with the Bank of England (or other governmental authorities or agencies) in accordance with its cash ratio requirements.

            B = The percentage rate per annum at which three month Sterling fixed deposits are offered to Agent in the London interbank market at 11:00 A.M. (London time)

            C = The average percentage of eligible liabilities which (as a result of the requirements of the Bank of England) Agent is required to maintain as secured deposits with members of the London Discount Market Association ("LDMA") and/or with money brokers and/or with gilt-edged market makers.

            D = the rate at which the members of LDMA bid for deposits with maturities comparable to the relevant Interest Period or of three months, whichever is shorter.

            E = The percentage of eligible liabilities required to be placed on special deposit with the Bank of England.

            F = The percentage rate of interest per annum obtainable by Agent on the deposits referred to in "E" above.


            9. The  definition  of  "Domestic  Sterling  Rate Loans" is added to
      Section 1.1 of the Credit Agreement to read as follows:

                  "Domestic  Sterling  Rate  Loans"  means  Loans  made  to U.K.
            Borrower bearing interest at rates determined by reference to the Adjusted Domestic Sterling Rate.

            10. Section 1 of the letter amendment to the Credit Agreement dated as of December 8, 1995 is hereby deleted such that the terms "Adjusted Eurosterling Rate" and "Eurosterling Rate Loans" no longer replace the terms "Adjusted Domestic Sterling Rate" and "Domestic Sterling Rate Loans," respectively, and all references to the Adjusted Eurosterling Rate and Eurosterling Rate Loans in the Credit Agreement, the other Loan Documents and related documents delivered in connection with the Credit Agreement shall be deemed to refer to Adjusted Domestic Sterling Rate and Domestic Sterling Rate Loans, respectively.

            11. The first paragraph of Section 2.1B of the Credit Agreement is hereby amended and modified to read as follows:

                  B. Borrowing Mechanics. Term Loans or Revolving Loans (including any such Loans made as Eurodollar Rate Loans, or Domestic Sterling Rate Loans with a particular Interest Period) made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) for the purpose of repaying any Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing or payment under a Letter of Credit or a Revolving Credit Guarantee issued by it) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount in the case of Dollar Loans and shall be in an aggregate minimum amount of Pounds Sterling 500,000 and integral multiples of Pounds Sterling 100,000 in excess of that amount in the case of Sterling Loans; provided, however, that Floating Eurodollar Rate Loans, when available, may be made in a minimum amount of $1 and in integral multiples thereof. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Agent on behalf of the applicable Borrower a Notice of Borrowing no later than 12:00 Noon (New York time) or 10:00 a.m.(London time), as applicable, (i) for Base Rate Loans, at least one Business Day in advance of the proposed Funding Date, (ii) for Eurodollar Rate Loans, at least three Business Days in advance of the proposed Funding Date, (iii) for Domestic Sterling Rate Loans on the day of the proposed borrowing or (iv) if at any time there shall be only one Lender making Loans to the Borrowers hereunder, then the Company may request Floating Eurodollar Rate Loans (i) by delivery of a Notice of Borrowing no later than 12:00 Noon (New York time) on the day of the proposed borrowing or (ii) as otherwise agreed to by the Company and the Agent. Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Agent on behalf of U.S. Borrower a Notice of Borrowing no later than 12:00 Noon (New York time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) the Borrower to incur such Loans, (iv) whether such Loans are to be Dollar Loans or Sterling Loans, (v) in the case of Swing Line Loans that such Loans shall be Base Rate Loans, and (vi) in the case of any Loans requested to be made as Eurodollar Rate Loans, or Domestic Sterling Rate Loans, the initial Interest Period requested therefor. Term Loans or Revolving Loans may be continued as or converted into Base Rate Loans, Eurodollar Rate Loans, Domestic Sterling Rate Loans or, if applicable, Floating Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Agent telephonic notice by the required time or any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Agent on or before the applicable Funding Date.

            12. Section 2.2A of the Credit Agreement is hereby amended and modified to read as follows:

                  A. Rate of Interest.  Subject to the provisions of subsections
            2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to (i) in the case of Dollar Loans, the Dollar Base Rate, the Adjusted Eurodollar Rate, or if applicable, the Floating Eurodollar Rate, as the case may be, and (ii) in the case of Sterling Loans, the Adjusted Domestic Sterling Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Dollar Base Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Company on behalf of the applicable Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day any Term Loan or any Revolving Loan denominated in Dollars is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Dollar Base Rate or, if applicable, the Floating Eurodollar Rate.

                        1. Term Loans and Revolving Loans. Subject to the provisions of subsections 2.2E and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

                              (i)   if a Base Rate Loan made to U.S.
                        Borrower, then at the Dollar Base Rate plus .50% per annum; or

                              (ii) if a Eurodollar Rate Loan, then at the sum of
                        the Adjusted Eurodollar Rate, plus 1.50% per annum; or

                              (iii) if a Floating  Eurodollar Rate Loan, then at
                        the sum of the Floating Eurodollar Rate, plus 1.50% per annum; or

                              (iv) if a Domestic Sterling Rate Loan, then at the
                        sum of the Adjusted Domestic Sterling Rate, plus 1.50% per annum.

                        2. Swing Line Loans. Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the Dollar Base Rate, plus .50% per annum.

            13. Section 2.2C of the Credit Agreement is hereby amended and modified to read as follows:

                  C. Interest Payments.  Subject to the provisions of subsection
            2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event that any Swing Line Loans or any Revolving Loans that are Base Rate Loans, or if applicable, Floating Eurodollar Rate
            Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans, or if applicable, Floating Eurodollar Rate Loans (or, if earlier, at final maturity).

            14. The first two paragraphs of Section 2.2D of the Credit Agreement are hereby amended and modified to read as follows:

                  D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving
            Loans made to U.S. Borrower in amounts equal to $1,000,000 and integral multiples of $250,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan or Domestic Sterling Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $250,000 in excess of that amount (in the case of Dollar Loans) or ^500,000 and integral multiples of ^100,000 in excess of that amount (in the case of Sterling Loans) as a Eurodollar Rate Loan or Domestic Sterling Rate Loan; provided, however, that a Eurodollar Rate Loan or Domestic Sterling Rate Loan may only be converted into a Base Rate Loan, or if applicable, a Floating Eurodollar Rate Loan on the expiration date of an Interest Period applicable thereto. Dollar Loans may not be converted into Sterling Loans and Sterling Loans may not be converted into Dollar Loans.

                  Company shall deliver a Notice of  Conversion/Continuation  to
            Agent on behalf of the applicable Borrower no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan, and at least three Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan. A Notice of Conversion/Continuation with respect to Floating Eurodollar Rate Loans, if applicable, or Domestic Sterling Rate Loans may be delivered on the same day of the proposed conversion so long as such notice is provided prior to 12:00 Noon (New York time) with respect to Floating Eurodollar Loans or 10:00 a.m. (London time) with respect to Domestic Sterling Rate Loans. A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan or Domestic Sterling Rate Loan, the requested Interest Period, and (v) that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Agent on behalf of the applicable Borrower telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date.

            15. Section 2.2F(i) of the Credit Agreement is hereby amended and modified to read as follows:

                  F.    Computation of Interest.

                        (i) Interest on the Loans. Interest on Dollar Loans shall be computed on the basis of a 360-day year and for the actual number of days elapsed in the period during which it accrues. Interest on Sterling Loans shall be computed on the basis of a 365-day year and for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan, or if applicable, a
                  Floating Eurodollar Rate Loan being converted from a Eurodollar Rate Loan or Domestic Sterling Rate Loan, the date of conversion of such Eurodollar Rate Loan or Domestic
                  Sterling Rate Loan to such Base Rate Loan or Floating Eurodollar Rate Loan as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan, or if applicable, a Floating Eurodollar Rate Loan, being converted to a Eurodollar Rate Loan or Domestic Sterling Rate Loan, the date of conversion of such Base Rate Loan, or if applicable, such Floating Eurodollar Rate Loan to such Eurodollar Rate Loan or Domestic Sterling Rate Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

            16. Section 2.4B(i) of the Credit Agreement is hereby amended and modified to read as follows:

                        (i) Voluntary Prepayments. U.S. Borrower may, upon written or telephonic notice to Agent on or prior to 12:00 Noon (New York time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay, without premium or penalty, any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount. So long as no Swing Line Loans are then outstanding, any Borrower may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, or if applicable, upon written or telephonic notice on the same Business Day with respect to Floating Eurodollar Rate Loans or Domestic Sterling Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case confirmed in writing to Agent (which notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay, without premium or penalty, the Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount (in the case of Dollar Loans) or in an aggregate minimum amount of ^500,000 and integral multiples of ^100,000 in excess of that amount (in the case of Sterling Loans); provided, however, that Floating Eurodollar Rate Loans may be prepaid in a minimum amount of $1, and in integral multiples thereof, provided, further, that in the event any Borrower shall prepay a Eurodollar Rate Loan or Domestic
                  Sterling Rate Loan other than on the expiration of the Interest Period applicable thereto, such Borrower shall, at the time of such prepayment, also pay the amount payable under
                  Section 2.6D hereof. Notice of prepayment having been given as aforesaid, the Loans shall become due and payable on the prepayment date specified in such notice and in the aggregate principal amount specified therein. Any voluntary prepayments pursuant to this subsection 2.4B(i) shall be applied as specified in subsection 2.4C.

            17. Section 2.4C(v) of the Credit Agreement is hereby amended and modified to read as follows:

                                    (v)  Application  of  Prepayments  of Dollar
                  Loans to Base Rate Loans, Floating Eurodollar Rate Loans, Domestic Sterling Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans, or if applicable, Floating Eurodollar Rate Loans, to the full extent thereof before application to Eurodollar Rate Loans or Domestic Sterling Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the applicable Borrower pursuant to subsection 2.6D.

            18. Section 3.2(i) of the Credit Agreement is hereby amended and modified to read as follows:

                        (i) with  respect to each Letter of Credit or  Revolving
                  Credit Guarantee, (a) a fronting fee equal to 1/4 of 1% per annum of the daily maximum amount available to be drawn under such Letter of Credit or Revolving Credit Guarantee and (b) a Letter of Credit/Revolving Credit Guarantee fee equal to 1.50% per annum of the daily maximum amount available to be drawn under such Letter of Credit or Revolving Credit Guarantee, in each case payable in arrears on and to each March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 1995, and computed on the basis of a 360-day year for the actual number of days elapsed; and

            19. Sections 6.1(ii) and 6.1(iii) are hereby amended and modified to read as follows:

                        (ii) Quarterly  Financials:  as soon as available and in
                  any event within 45 days after the end of each fiscal quarter of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries (including EuroNimbus S.A. for purposes hereof) as at the end of such fiscal quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries (including EuroNimbus S.A. for purposes hereof) for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii), all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries (including EuroNimbus S.A. for purposes hereof) as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (b) the consolidated balance sheets of EuroNimbus S.A. and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, stockholders' equity and cash flows of EuroNimbus S.A. and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter expressed in U.S. Dollars and formatted according to GAAP and (c) a narrative report describing the operations of Company and its Subsidiaries (including EuroNimbus S.A.) in the form prepared for presentation to senior management for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter;

                        (iii) Year-End  Financials:  as soon as available and in
                  any event  within 120 days after the end of each Fiscal  Year,
                  (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries (including EuroNimbus S.A. for purposes hereof) as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries (including EuroNimbus S.A.) for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast delivered pursuant to subsection 6.1(xiii) for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries (including EuroNimbus S.A.) as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) the consolidated balance sheets of EuroNimbus S.A. and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of EuroNimbus S.A. and its Subsidiaries for such Fiscal Year expressed in U.S. Dollars and formatted in accordance with GAAP, (c) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year and (d) in the case of such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Agent, which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

            20. Sections 7.1(v) and 7.1(vi) of the Credit Agreement are amended and modified to read as follows:

                        "(v)  Company may become and remain  liable with respect
                  to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Subsidiary of Company provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Company to any of its respective Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by Company or by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by Company or by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

                        (vi) Company and its  Subsidiaries may become and remain
                  liable with respect to other Indebtedness in an aggregate principal amount not to exceed $3,000,000 less the aggregate amount of any liability with respect to Contingent Obligations outstanding pursuant to clause (b) of subsection 7.4(ii).

            21. A new Section 8.15 is hereby added to the Credit Agreement to read as follows:


            8.15  EuroNimbus S.A.

                  Company or any of its  Subsidiaries  shall incur any repayment obligation under any circumstances with respect to any loans, grants or other extensions of credit extended to, or in favor of, EuroNimbus S.A. by (i) the Government of the Grand Duchy of Luxembourg or any agency or instrumentality thereof, (ii) Societe Nationale de Credit et d'Investissement, or (iii) any other third party lender or creditor of EuroNimbus S.A.

      B. The parties hereto agree that so long as there shall be only one Lender providing Loans to the Borrowers under the Credit Agreement, the Company shall be relieved of its obligation to pay the annual agency fee to the Agent in the amount of $50,000.

      C. The Borrowers will execute such additional documents as are reasonably requested by the Lenders to reflect the terms and conditions of this Sixth Amendment.

      D. Except as modified hereby, all of the terms and provisions of the Credit Agreement (and Exhibits) remain in full force and effect.

      E. This Sixth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Sixth Amendment to produce or account for more than one such counterpart.

      F. This Sixth Amendment and the Credit Agreement, as amended hereby, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Sixth Amendment to Amended and Restated Credit Agreement to be duly executed under seal and delivered as of the date and year first above written.

COMPANY:                      NIMBUS CD INTERNATIONAL, INC.,
                              as Parent and Guarantor

                              By
                              Name
                              Title


U.S. BORROWER                 NIMBUS MANUFACTURING INC.

                              By
                              Name
                              Title


U.K. BORROWER                 NIMBUS MANUFACTURING (UK) LIMITED

                              By
                              Name
                              Title


BANKS                   NATIONSBANK, N.A., individually in its capacity
                              as a Lender and in its capacity as Agent

                              By
                              Name
                              Title